                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Cambridge SoundWorks, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           CAMBRIDGE SOUNDWORKS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 4, 1997

    You are hereby notified that the Annual Meeting of Stockholders of Cambridge SoundWorks, Inc. (the "Company") will be held on November 4, 1997 at 11:00 a.m. at the principal executive offices of Cambridge SoundWorks, Inc. located at 311 Needham Street, Newton, Massachusetts 02164, to consider and act upon the following matters:

        l.  To elect directors for the ensuing year.

        2. To ratify the action of the Directors in appointing Arthur Andersen LLP as auditors for the Company.

        3. To transact such other business as may properly come before the meeting.

    Even if you plan to attend the meeting, please be sure to sign, date and return the enclosed proxy in the enclosed envelope to:

                      Boston EquiServe Limited Partnership
                               150 Royall Street
                          Canton, Massachusetts 02021
                           Attention: Laurie Batstone

    Only stockholders of record on the books of the Company at the close of business on September 12, 1997 will be entitled to receive notice of and vote at this meeting.

                                          By order of the Board of Directors,

                                          WAYNE P. GARRETT,
                                                   Clerk

September 29, 1997

IMPORTANT: IN ORDER TO SECURE A QUORUM AND TO AVOID THE EXPENSE OF SENDING FOLLOW-UP LETTERS, PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR COOPERATION IS GREATLY APPRECIATED.

                           CAMBRIDGE SOUNDWORKS, INC.

                                 311 NEEDHAM STREET
                          NEWTON, MASSACHUSETTS 02164

                                PROXY STATEMENT

                       SOLICITATION AND VOTING OF PROXIES

    This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about September 29, 1997. The accompanying proxy is solicited by the Board of Directors of Cambridge SoundWorks, Inc. (hereinafter called the "Company") for use at the Annual Meeting of Stockholders to be held on November 4, 1997, and any adjournment or adjournments thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and a few employees may assist in the solicitation of proxies by mail, telephone, telegraph and personal interview without additional compensation.

    When a proxy is returned properly signed, the shares represented thereby will be voted by the proxies named in accordance with the stockholder's directions. You are urged to specify your choices on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted "FOR" proposals 1 and 2 and in the discretion of the proxies as to other matters that may properly come before the meeting. Sending in a proxy will not affect a stockholder's right to attend the meeting and vote in person. A proxy may be revoked by notice in writing delivered to the Clerk at any time prior to its use or by voting in person at the meeting. A proxy may also be revoked by a later dated proxy. A stockholder's attendance at the meeting will not by itself revoke a proxy.

                       VOTING SECURITIES AND RECORD DATE

    The Board of Directors has fixed September 12, 1997 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting. On the record date, there were 3,803,027 shares of Common Stock, without par value, of the Company issued and outstanding, all of which shares are entitled to one vote per share.

    The Company's By-laws provide that a quorum shall consist of the representation in person or by proxy at the annual meeting of stockholders entitled to vote 51% of the votes that are entitled to be cast at the meeting. Abstentions and broker non-votes will be counted for purpose of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of abstentions and broker non-votes to be brought before the Annual Meeting of Stockholders is discussed below.

    With respect to the two matters scheduled to come before the stockholders at the Annual Meeting, (i) directors shall be elected by a plurality of the voting power present in person or represented by proxy at the meeting and entitled to vote and (ii) the appointment of the auditors shall be determined by a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee, shares present by proxy with respect to which the stockholder properly withholds authority to vote for such nominee and broker non-votes will not be counted towards such nominee's achievement of a plurality. With respect to ratification of the appointment of the auditors, abstentions and broker non-votes are considered present at the meeting for such matter but, since they are not affirmative votes for the matter, they will have the same effect as votes against the matter.

    The Company's Annual Report to Stockholders, including financial statements for the fiscal year ended June 29, 1997, is being mailed to stockholders of record of the Company concurrently with this proxy statement. The Annual Report is not, however, a part of the proxy soliciting materials.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 12, 1997, by (i) each director of the Company, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially more than 5% of the Common Stock.

    In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any voting securities of the Company if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days of September 12, 1997. As used herein, "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each person named has sole voting and investment power with respect to shares listed as being beneficially owned by such person.

                                                                                              SHARES OF COMMON STOCK
                                                                                                BENEFICIALLY OWNED
                                                                                              -----------------------
                                                                                                NUMBER      PERCENT
                                                                                              ----------  -----------
Creative Technology Ltd (1).................................................................   1,169,608       27.02%
31 International Business Park
Creative Resource
Singapore, 609921

William R. Hambrecht (2)....................................................................     337,000        7.78%
c/o Hambrecht & Quist
One Bush Street
San Francisco, CA 94104

Henry E. Kloss..............................................................................     322,766        7.46%
174 Brattle Street
Cambridge, MA 02138

DIRECTORS AND OFFICERS

Thomas J. DeVesto (3).......................................................................     338,605        7.82%

Thomas E. Brew, Jr. (4).....................................................................       8,000       *

Franklin S. Browning, Jr. (4)...............................................................       8,000       *

Wayne P. Garrett (5)........................................................................      21,666       *

Thomas J. Hannaher (6)......................................................................      25,394       *

Leo Kahn (4)................................................................................      14,300       *

Robert S. Mainiero (7)......................................................................      15,000       *

Craig L. McHugh.............................................................................      --          --

Sandy Ruby (8)..............................................................................      21,666       *

Peter B. Seamans (4)........................................................................       8,000       *

All directors and executive officers as a group (10 persons)(3)(4)(5)(6)(7)(8)..............     460,631       10.64%

------------------------

*   Less than one percent.

(1) According to a report filed with the Securities and Exchange Commission on
    Schedule 13D, dated March 5, 1997, Creative Technology Ltd. exercises sole voting power with respect to 1,169,608 shares of Common Stock including currently exercisable warrants to purchase 257,314 shares of Common Stock.

(2) According to a report filed with the Securities and Exchange Commission on Amendment No. 1 to Schedule 13D, dated August 15, 1997, William R. Hambrecht is the Chairman of Hambrecht & Quist Group ("H&Q Group", which is the sole parent of Hambrecht & Quist California), Hambrecht & Quist California ("H&Q California", which is a member of Hambrecht & Quist LLC) and Hambrecht & Quist LLC ("H&Q LLC") and is a trustee of The Hambrecht 1980 Revocable Trust ("Trust"). Mr. Hambrecht shares voting and investment power with respect to the 145,000 shares (3.4%) held by H&Q LLC and 192,000 shares (4.4%) held by the Trust. Mr. Hambrecht disclaims beneficial ownership as to 337,000 shares. Each of H&Q Group and H&Q California disclaims beneficial ownership as to 145,000 shares.

(3) Includes currently exercisable options granted to Mr. DeVesto to purchase 74,167 shares of Common Stock. Includes 11,530 shares of Common Stock held by Mr. DeVesto as custodian for minor children with respect to all of which shares Mr. DeVesto disclaims beneficial ownership.

(4) Includes currently exercisable options granted to each of Messrs. Brew, Browning and Kahn to purchase 8,000 shares of Common Stock.

(5) Includes currently exercisable options granted to Mr. Garrett to purchase 21,666 shares of Common Stock.

(6) Includes currently exercisable options granted to Mr. Hannaher to purchase 25,394 shares of Common Stock.

(7) Includes currently exercisable options granted to Mr. Mainiero to purchase 15,000 shares of Common Stock.

(8) Includes currently exercisable options granted to Mr. Ruby to purchase 21,666 shares of Common Stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

    Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and stockholders who own more than 10% of the outstanding Common Stock of the Company to file with the Securities and Exchange Commission and Nasdaq reports of ownership and changes in ownership of voting securities of the Company and to furnish copies of such reports to the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, during the year ended June 29, 1997, or written representations in certain cases, the Company believes that all Section 16(a) filling requirements were satisfied during the year ended June 29, 1997, except that through inadvertence, Leo Kahn failed to file a Form 4 to reflect certain Common Stock purchases for which a Form 5 has now been filed with the Commission and Nasdaq.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    One of the purposes of the meeting is to elect seven (7) directors to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. It is intended that the proxies solicited by the Board of Directors will be voted in favor of the seven (7) nominees named below, unless otherwise specified on the proxy card. All of the nominees except Joseph M. Piccirilli are currently members of the Board and have consented to be named and to serve if elected. Mr. Piccirilli has also consented to be named and serve, if elected. There are no family relationships between any nominees, directors or executive officers of the Company.

    The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a director, but in such event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE
  NOMINEES LISTED BELOW.

    The following are summaries of the background and business experience and descriptions of the principal occupations of the nominees:

                                                            PRESENT PRINCIPAL EMPLOYMENT
NAME                              AGE                      AND PRIOR BUSINESS EXPERIENCE                   DIRECTOR SINCE
----------------------------      ---      --------------------------------------------------------------  ---------------

Thomas J. DeVesto                     50   Mr. DeVesto, a co-founder of the Company, has served as                 1988
                                           Director, President and Chief Executive Officer since 1988.
                                           From 1985 to 1988, he was a consultant to ITT Corporation and represented ITT Corporation in connection with its
                                           relationship with Kloss Video Corporation. From 1978 to 1985, he was Vice President of Sales and Marketing of Kloss Video
                                           Corporation. From 1976 to 1978, Mr. DeVesto held various sales management positions in the international and domestic
                                           divisions of Advent Corporation.

                                                            PRESENT PRINCIPAL EMPLOYMENT
NAME                              AGE                      AND PRIOR BUSINESS EXPERIENCE                   DIRECTOR SINCE
----------------------------      ---      --------------------------------------------------------------  ---------------
Thomas E. Brew, Jr.                   55   Mr. Brew served as Acting Co-Chief Executive Officer and                1995
                                           President of Kurzweil Applied Intelligence, Inc., a speech recognition software company, from May 1994 until November
                                           1994 when he was elected President, Chief Executive Office and a director. From 1979 to May 1994, Mr. Brew was a founder and
                                           Executive Vice President of Argus Management Corporation, a
                                           firm that provides interim management services in crisis
                                           situations.

Franklin S. Browning, Jr.             69   Franklin S. Browning, Jr. has been a director of the Company            1996
                                           since November 1996. Mr. Browning co-founded the Boston
                                           advertising agency Humphrey Browning McDoughall in 1970. He was chairman of Humphrey Browning McDoughall from 1970 until
                                           1983.

Leo Kahn                              80   Mr. Kahn was a founder, President and Chief Executive Officer           1995
                                           of Purity Supreme, Inc. prior to the sale of the company in
                                           1984. After the sale, Mr. Kahn co-funded Staples, Inc., a
                                           retail office supply chain and took part in various other
                                           business ventures including Health Development Corporation, a chain of exercise centers and Fresh Fields, Inc., a chain of health food supermarkets. He has been a partner of United
                                           Properties since 1985, a director of Big V Supermarkets and
                                           Grossmans, Inc. since 1986.

                                                            PRESENT PRINCIPAL EMPLOYMENT
NAME                              AGE                      AND PRIOR BUSINESS EXPERIENCE                   DIRECTOR SINCE
----------------------------      ---      --------------------------------------------------------------  ---------------
Craig L. McHugh                       40   Craig L. McHugh has been a director of the Company since                1997
                                           August 1997. In connection with Creative Labs, Inc.'s
                                           investment in the Company, Mr. McHugh was elected to the Board of Directors. Mr. McHugh has been Vice President, General
                                           Manager of Creative Labs, Inc. since January 1996. He joined
                                           Creative Labs, Inc. in October 1993 as General Manager of
                                           Worldwide OEM and later served as Vice President of Sales and
                                           Marketing of Creative Labs, Inc. Prior to his employment at
                                           Creative Labs, Inc., Mr. McHugh was Vice President of Sales
                                           and Marketing at Trace, Inc. and was also a member of Trace,
                                           Inc.'s Board of Directors.

Joseph M. Piccirilli                  48   Mr. Piccirilli has been consultant to the consumer electronics industry since 1988. He is also President of the Academy for the Advancement of High End Audio and Video. In 1974, Mr.
                                           Piccirilli was one of the founders of Sound Advice Inc., a publicly traded, Florida based consumer electronics retailer.

Peter B. Seamans                      73   Mr. Seamans has been a partner with the law firm of Peabody &           1996
                                           Arnold since 1957. He previously served as a director of Kloss
                                           Video Corporation and Advent Corporation and currently serves on the Board of Directors of the Peabody Essex Museum and the
                                           USS Constitution Museum.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Woody Kaplan, a former director of the Company, owns a minority interest in six shopping mall locations in which the Company leases space.

    In February, 1994, the Company entered into a License Agreement (the "License Agreement") with Henry Kloss. The License Agreement provides that the Company has the perpetual right to use Henry Kloss's name on products that Mr. Kloss designed or had a substantial role in designing. The rights granted to the Company by Mr. Kloss terminate as to any product whose appearance or performance specifications are materially changed by the Company without Mr. Kloss's consent. Upon termination of Mr. Kloss's employment, the Company agreed not to use his name generically or in connection with a product unless the Company had previously done so or Mr. Kloss consented to such use. Under this Agreement, the Company was not required to make any payments to Mr. Kloss for the right to use his name.

    In April 1996, the Company entered into a Consulting Agreement (the "Consulting Agreement") with Henry Kloss whereby Mr. Kloss agreed to assist the Company in its selection and design of current and future products. The Consulting Agreement expires in September 1999. Pursuant to the terms of the Consulting Agreement, the Employment Agreement and the License Agreement were effectively terminated. No Additional payments were due to Mr. Kloss upon the termination of his Employment Agreement. The Consulting Agreement called for annual payments to Mr. Kloss of $330,000, plus certain fringe benefits, through September 1996 with annual payments thereafter of $110,000, plus certain fringe benefits. The term of the Consulting Agreement extends through September 1999.

    Effective September 30, 1996, Mr. Kloss terminated the Consulting Agreement. At the same time, Mr. Kloss notified the Company of his intention not to stand for reelection as a Director. Mr. Kloss continues to act as a consultant to the Company, for which he is paid $10,565 per month, but for which there is no formal agreement. This arrangement can be terminated by either party at will. Mr. Kloss provided consulting services to the Company during year ended June 29, 1997 for which he received approximately $179,000 from the Company.

    The Company will not extend or guarantee loans to officers, directors, employees or affiliates of the Company unless such loans (i) are approved both by a majority of the Board of Directors and by a majority of the disinterested directors, and (ii) are on terms no less favorable to the Company than could be obtained from unaffiliated parties.

            INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors met five times during the fiscal year ended June 29, 1997. There was no director who during the fiscal year attended fewer than 75 percent of the aggregate of all board meetings and all meetings of committees on which he served.

    The Board of Directors has a three-member Audit Committee which is reconstituted at the first meeting of the Board following the annual meeting of stockholders. The Audit Committee, which met one time during fiscal 1997, meets with the Company's independent auditors and principal financial personnel to review the scope and results of the annual audit and the Company's financial reports. The Audit Committee also reviews the scope of audit and non-audit services performed by the independent public accountants, reviews the independence of the independent public accountants and reviews the adequacy and effectiveness of internal accounting controls. The present members of the Audit Committee are Messrs. Brew, Kahn and Seamans.

    The "disinterested" directors, for purposes for Rule 16b-3 under the Exchange Act, Messrs. Brew, Kahn and Seamans acting as a Compensation Committee, have the authority, subject to the express provisions of the Company's 1993 Stock Option Plan, to determine the employees of the Company to receive options, the number of shares to be optioned and the terms of the options granted; to construe and interpret the 1993 Stock Option Plan and outstanding options; and to make all other determinations that they deem necessary and advisable for administering the 1993 Stock Option Plan.

    The Board of Directors does not have a standing committee on nominations.

    DIRECTORS' COMPENSATION

    Outside directors are compensated for their service on the Board of Directors at the rate of $1,000 per meeting plus expenses. Directors who are employees of the Company are not paid any additional compensation for serving as directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information with respect to the compensation paid or accrued by the Company for services rendered to the Company in all capacities for the years ended June 29, 1997, June 30, 1996 and July 2, 1995, by its Chief Executive Officer and each of the Company's other executive officers whose total salary and bonus exceeded $100,000 during such 12 month periods:

                                                                                                         LONG-TERM
                                                                   ANNUAL COMPENSATION                   COMPENSATION
                                                   ----------------------------------------------------  ---------
                                                                                            OTHER
                                                                                           ANNUAL          STOCK
                    NAME AND                          YEARS      SALARY      BONUS      COMPENSATION      OPTIONS
               PRINCIPAL POSITION                   ENDED(1)        $          $           ($)(2)         (#)(3)
-------------------------------------------------  -----------  ---------  ---------  -----------------  ---------
Thomas J. DeVesto................................     6/29/97     371,162     27,000         --            205,000
President and Chief Executive Officer
                                                      6/30/96     335,692     --             --            155,000
                                                       7/2/95     312,693     --             --             25,000

Henry E. Kloss...................................     6/29/97           0     --             --             --
  Former Chairman of the Board and                    6/30/96     269,077     --             --              6,250
  Former Director of Product                           7/2/95     312,693     --             --             25,000
  Development



Wayne P. Garrett.................................     6/29/97     144,498     10,800         --             45,000
  Vice President--Finance and                         6/30/96     126,947     --             --             30,000
  Chief Financial Officer                              7/2/95      18,269     --             --             20,000


Thomas J. Hannaher...............................     6/29/97     148,984     10,800         --             45,000
  Vice President--Marketing                           6/30/96     126,947     --             --             30,000
                                                      7/2/95     148,000     --             --             13,720


                                                          ALL
                                                         OTHER
                    NAME AND                         COMPENSATION
               PRINCIPAL POSITION                       ($)(4)
-------------------------------------------------  -----------------
Thomas J. DeVesto................................         --
President and Chief Executive Officer
                                                          --
                                                          --
Henry E. Kloss...................................         --
  Former Chairman of the Board and
  Former Director of Product
  Development
                                                          --
                                                          --
Wayne P. Garrett.................................         --
  Vice President--Finance and
  Chief Financial Officer
                                                          --
                                                          --
Thomas J. Hannaher...............................         --
  Vice President--Marketing
                                                          --
                                                          --

                                                                                                         LONG-TERM
                                                                   ANNUAL COMPENSATION                   COMPENSATION
                                                   ----------------------------------------------------  ---------

                                                                                            OTHER
                                                                                           ANNUAL          STOCK
                    NAME AND                          YEARS      SALARY      BONUS      COMPENSATION      OPTIONS
               PRINCIPAL POSITION                   ENDED(1)        $          $           ($)(2)         (#)(3)
-------------------------------------------------  -----------  ---------  ---------  -----------------  ---------
Robert S. Mainiero...............................     6/29/97     130,772     10,800         --             45,000
  Vice President--Business                            6/30/96      62,500     --             --             30,000
  Development                                         7/2/95           0     --             --             --

Sandy Ruby.......................................     6/29/97     126,526     10,800         --             45,000
  Vice President--Retail                              6/30/96     117,789     --             --             30,000
                                                       7/2/95           0     --             --             --


                                                          ALL
                                                         OTHER
                    NAME AND                         COMPENSATION
               PRINCIPAL POSITION                       ($)(4)
-------------------------------------------------  -----------------
Robert S. Mainiero...............................         --
  Vice President--Business
  Development
                                                          --
                                                          --
Sandy Ruby.......................................         --
  Vice President--Retail
                                                          --
                                                          --

------------------------

(1) On March 14, 1995, the Company's fiscal year was changed to end on the Sunday nearest the end of June. Therefore, the Company's fiscal year for 1995 consisted of only six months ended on July 2, 1995. The amount shown for July 2, 1995 has been restated to include the 12 months ended July 2, 1995.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total annual salary and bonus reported for the executive officer during the years ended June 29, 1997, June 30, 1996 and July 2, 1995.

(3) Options represent the right to purchase shares of Common Stock at a fixed price per share (fair market value) in accordance with vesting schedules applicable to each option.

(4) The Company did not grant any restricted stock awards or stock appreciation rights (SARs) or make any long-term incentive plan payouts during the year ended June 29, 1997.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table shows all options granted to each of the named executive officers of the Company during the year ended June 29, 1997, and the potential value at stock price appreciation rates of 5% and 10% over the ten year term of the options. The 5% and 10% rates of appreciation are not intended to forecast possible future actual appreciation, if any, in the Company's stock prices. The Company did not use an alternative present value formula because the Company is not aware of any such formula that can determine with reasonable accuracy the present value based on future unknown or volatile factors.

                                                        INDIVIDUAL GRANTS
                                                  ------------------------------
                                                                                                            ANNUAL RATES OF
                                                                                                              STOCK PRICE
                                                                   % OF TOTAL                               APPRECIATION FOR
                                                    NUMBER OF     OPTIONS/SARS                            POTENTIAL REALIZABLE
                                                   SECURITIES      GRANTED TO      EXERCISE                  OPTION TERM(4)
                                                   UNDERLYING       EMPLOYEES       OR BASE                 VALUE AT ASSUMED
                                                  OPTIONS/SARS     IN THE YEAR       PRICE       EXP.     --------------------
NAME                                               GRANTED (#)    ENDED 6/29/97    ($/SH)(3)     DATE       5%($)     10%($)
------------------------------------------------  -------------  ---------------  -----------  ---------  ---------  ---------
Thomas J. DeVesto...............................      50,000(1)          26.6%          4.13     1/14/07    129,867    329,108

Wayne P. Garrett................................      15,000(1)           8.0%          3.75     1/14/07     35,375     89,648

Thomas J. Hannaher..............................      15,000(1)           8.0%          3.75     1/14/07     35,375     89,648

Robert S. Mainiero..............................      10,000(2)           5.3%          5.38    12/30/06     33,835     85,743
                                                      15,000(1)           8.0%          3.75     1/14/07     35,375     89,648

Sandy Ruby......................................      15,000(1)           8.0%          3.75     1/14/07     35,375     89,648

------------------------

(1) These options are exercisable on January 14, 1997, at which time the options are 33 1/3% vested with options vesting in additional 33 1/3% increments in two annual installments commencing on January 14, 1998.

(2) These options are exercisable on December 30, 1997, at which time the options are 33 1/3% vested with options vesting in additional 33 1/3% increments in two annual installments commencing on December 30, 1998.

(3) The exercise price per share is the market price of the underlying Common Stock on the date of grant.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of share price appreciation set by the Securities and Exchange Commission of five percent and ten percent compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, are dependent on the performance of the Common Stock and the date on which the option is exercised. There can be no assurance that the amounts reflected will be achieved.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED JUNE 29, 1997 AND OPTION VALUES AT
  JUNE 29, 1997

    The following table sets forth certain information with respect to the unexercised stock options held as of June 29, 1997, by the executive officers named in the Summary Compensation Table above.

                                                                                           NUMBER OF SECURITIES   VALUE OF
                                                                                                                 UNEXERCISED
                                                                                                UNDERLYING       IN-THE-MONEY
                                                                                               UNEXERCISED        JUNE 29,
                                                                                           OPTIONS AT JUNE 29,     1997($)
                                                              SHARES                               1997          -----------
                                                             ACQUIRED                      --------------------  OPTIONS AT
                                                                ON             VALUE         EXER-     UNEXER-      EXER-
                                                             EXERCISE       REALIZED(1)     CISABLE    CISABLE     CISABLE
                                                           -------------  ---------------  ---------  ---------  -----------

Thomas J. DeVesto........................................       --              --            74,167    130,833      43,875

Wayne P. Garrett.........................................       --              --            21,666     23,334       6,850

Thomas J. Hannaher.......................................       --              --            25,394     19,606      10,750

Robert S. Mainiero.......................................       --              --            15,000     30,000      12,917

Sandy Ruby...............................................       --              --            21,666     23,334       6,250


                                                            UNEXER-
                                                            CISABLE
                                                           ---------
Thomas J. DeVesto........................................     88,375
Wayne P. Garrett.........................................     13,100
Thomas J. Hannaher.......................................     17,000
Robert S. Mainiero.......................................     25,833
Sandy Ruby...............................................     12,500

------------------------

(1) Value realized equals fair market value on the date of exercise, less the exercise price, times the number of shares acquired without deducting taxes or commissions paid by employee.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended June 29, 1997, the Compensation Committee of the Board of Directors of the Company was responsible for establishing executive compensation. No executive officer of the Company served as a director or member of a Compensation Committee, or its equivalent, of another entity, one of whose executive officers served as director of the Company.

    Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or under the Exchange Act, that might incorporate future filings, including this Proxy Statement in whole or in part, the following report and the Stock Performance Graph contained elsewhere herein shall not be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Exchange Act.

                  REPORT OF THE COMPENSATION COMMITTEE AND THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    During the fiscal year ended June 29, 1997, the Compensation Committee of the Board of Directors of the Company was responsible for establishing and administering the policies which govern annual compensation for the Company's executive officers and was responsible for considering stock option compensation for the Company's executive officers.

OVERVIEW

    The Compensation Committee of the Board of Directors has historically established levels of executive compensation that provide for a base salary and bonuses intended to allow the Company to hire, motivate and retain qualified executive officers. Bonuses were declared in fiscal 1997. From time to time, the Compensation Committee also grants stock options to executive officers and key employees in order to bring the stockholders' interests more sharply into the focus of such officers and employees.

    The Compensation Committee of the Board of Directors establishes the annual salary and bonus of each of the executive officers other than the Chief Executive Officer, based on the recommendations made by the Chief Executive Officer. In determining the recommendations for salary and bonus for each of the other executive officers, the Chief Executive Officer considers each officer's individual performance, attainment of individual goals and the contribution to the overall attainment of the Company's goals.

STOCK OPTIONS AND OTHER COMPENSATION

    Long-term incentive compensation for executive officers consists exclusively of stock options granted under the Company's Stock Option Plans (the "Plans"). Executive officers as well as other key employees of the Company participate in the Plans. During fiscal 1997, the Compensation Committee granted options to Mr. DeVesto and Robert S. Mainiero, to certain newly appointed executive officers and those executive officers whose duties and responsibilities had increased since the prior fiscal year as a result of promotions or departmental restructuring.

BASIS FOR THE COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The compensation of Mr. DeVesto, Chief Executive Officer, during the year ended June 29, 1997, was based upon the DeVesto Employment Agreement. The DeVesto Employment Agreement, amended on February 14, 1997, provides for an initial salary of not less than $385,000 and an annual $8,000 car allowance, subject to adjustment at the discretion of the Board of Directors. The Company also awarded Mr. DeVesto options to purchase 50,000 shares of Common Stock.

    Mr. DeVesto received a bonus of $27,000 during the fiscal year ended June 29, 1997.

    The Company does not have, nor does it intend to have in the future, a Chairman of the Board of Directors.

                                          Thomas E. Brew, Jr.
                                          Leo Kahn
                                          Peter B. Seamans

COMPARISON OF FIVE YEAR CUMULATIVE RETURN

    Set forth below is a line graph comparing the Company's 38 month cumulative total stockholder return with the Nasdaq Stock market--US Index and the Nasdaq Non-Financial Index. Cumulative total return is measured assuming an initial investment of $100 and reinvestment of dividends.

                              EXECUTIVE AGREEMENTS

EMPLOYMENT AND CONSULTING AGREEMENTS

    On February 14, 1997 the Company entered into a three year employment agreement with Thomas J. DeVesto (the "DeVesto Employment Agreement") employing him as President and Chief Executive Officer. Pursuant to the DeVesto Employment Agreement, which provides for an initial salary of not less than $385,000, with such adjustments thereto after the first year which the Board of Directors of the Company may approve, Mr. DeVesto is also entitled to certain fringe benefits, including the right to participate in all bonus and benefit programs that the Company makes available to its employees and an annual $8,000 car allowance. The DeVesto Employment Agreement may be terminated by either party on six month's prior notice for any reason in which event Mr. DeVesto is entitled to a payment equal to his then annual salary in consideration of an agreement not to compete with the Company for one year following the termination of his employment.

    Effective September 30, 1996, Henry Kloss terminated the Consulting Agreement dated April 24, 1996 which he had entered into with the Company to provide general and specific advice, counsel and assistance to the Company with respect to the selection and design by the Company of its current and future products. At the same time, Mr. Kloss notified the Company of his intention not to stand for reelection as a Director. Mr. Kloss continues, on an informal basis, to act as a consultant to the Company for which he is paid $10,565 per month but for which there is no formal written agreement. This arrangement can be terminated by Mr. Kloss or the Company at will.

STOCK PLANS

    On December 31, 1993, the Company adopted, and on January 13, 1994, the stockholders approved, the Company's 1993 Stock Option Plan (the "1993 Stock Option Plan"), pursuant to which options to purchase up to 470,000 shares of Common Stock may be granted to directors, officers and employees of, and consultants or advisors to, the Company. The 1993 Stock Option Plan is intended to encourage ownership of the Company's Common Stock by directors, officers and employees of, and consultants and advisors to, the Company. The 1993 Stock Option Plan provides for the granting of incentive stock options which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") as well as non-qualified stock options which do not meet the requirements of Section 422 of the Code. If any unexercised option granted pursuant to the 1993 Stock Option Plan lapses or terminates for any reason, the shares of Common Stock covered thereby may again be optioned under the 1993 Stock Option Plan.

    The 1993 Stock Option Plan is currently administered by the Compensation Committee of the Board of Directors, which consists of three directors, each of whom must be a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act. The

Compensation Committee determines the employees to whom options will be granted, the number of shares to be covered by such options and the terms of such options. No option is exercisable after 10 years from the date on which it is granted.

    The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which first become exercisable in any calendar year by an employee or officer may not exceed $100,000. Incentive stock options may not be granted at less than the fair market value of the Common Stock on the date of grant or 110% of fair market value in the case of incentive stock options granted to any optionee holding 10% or more of all classes of voting stock of the Company.

    Options issued under the 1993 Stock Option Plan are not transferable, except by will or the laws of descent and distribution. Each option is exercisable only while the optionee is in the employ or serving as a director of, or consultant or advisor to, the Company, except that an incentive stock option is exercisable within up to three months after termination of employment or service to the extent such option has vested at the time of such termination and non-qualified stock options may be exercisable for a longer period after termination of employment or any service arrangement. If an optionee dies while employed or retained by the Company or within three months of the termination of his or her employment by or service to the Company, such optionee's options may be exercised up to 12 months after his or her death. If an optionee is permanently disabled during his or her employment by or service to the Company, such optionee's options may be exercised up to one year following termination of his or her employment or service due to such disability. The exercise price of options granted under the 1993 Stock Option Plan must be paid in full upon exercise in cash, shares of Common Stock already owned by the optionee or by any other means the Board of Directors determines, or a combination thereof.

    The 1993 Stock Option Plan will terminate on January 13, 2004, 10 years from the date the plan was approved by the Company's stockholders, but the Board of Directors may, at any time, terminate, modify or amend such plan. The Board of Directors may not, without the prior approval of the stockholders of the Company, increase the maximum aggregate number of shares for which options may be granted under the 1993 Stock Option Plan.

    The 1993 Stock Option Plan was amended at a Special Meeting of the Stockholders of the Company on November 28, 1995 which was temporarily adjourned and reconvened on December 12, 1995. The amendment to the 1993 Stock Option Plan
(i) increased the number of shares of Common Stock authorized for issuance under the 1993 Stock Option Plan, by 150,000, to 620,000 shares, (ii) granted existing and future non-employee directors of the Company options to purchase 8,000 shares of Common Stock under certain conditions and (iii) provided for the immediate vesting of all options under the 1993 Stock Option Plan in the event of a sale of all or substantially all of the Company's assets or Common Stock to a third party.

    In fiscal year 1997, the Company granted incentive stock options under the 1993 Stock Option Plan to an aggregate of 18 employees of the Company exercisable for an aggregate of 187,820 shares at exercise prices between $3.75 and $5.38 per share, all of which vest over a period of two years or three years. Of the 187,820 shares granted, an option to purchase 10,000 shares was issued to Robert S. Mainiero, on December 31, 1997, at an exercise price of $5.38 per share and an option to purchase 50,000 shares was issued to Thomas J. DeVesto on January 14, 1997, at an exercise price of $4.13, and an option to purchase 15,000 shares was issued to each of Thomas J. Hannaher, Wayne P. Garrett, Robert S. Mainiero and Sandy Ruby, on January 14, 1997, at an exercise price of $3.75 per share.

            PROPOSAL NO. 2--RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors of the Company has appointed Arthur Andersen LLP as auditors of the Company for the fiscal year ending June 28, 1998 and has further directed that management submit the selection of auditors for ratification by the stockholders. Arthur Andersen LLP were the Company's auditors for the fiscal year ended June 29, 1997.

    Representatives of Arthur Andersen LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE CHOICE OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS.

STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

    Any stockholder desiring to present a proposal for consideration at the Company's 1998 annual meeting of stockholders, scheduled to be held on or about November 2, 1998 and included in the Company's proxy statement, must submit the proposal to the Company so that it is received at the executive offices of the Company not later than August 1, 1998. Any stockholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

    As of the date of this proxy statement, management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting of stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as the same are not instructed to the contrary, in regard to such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interests of the Company and its stockholders.

                              FORM 10-K AVAILABLE

    THE ANNUAL REPORT OF THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K IS AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE VICE PRESIDENT/FINANCE OF THE COMPANY AT 311 NEEDHAM STREET, NEWTON, MASSACHUSETTS 02164.

              COMPARISON OF 38 MONTH CUMULATIVE TOTAL RETURN*

          AMONG CAMBRIDGE SOUNDWORKS, INC., THE NASDAQ STOCK MARKET (U.S.)
                    INDEX AND THE NASDAQ NON-FINANCIAL INDEX





                      Cambridge          NASDAQ             NASDAQ
                   SoundWorks, Inc.   Non-Financial    Stock Market (U.S.)
                   ----------------   -------------    -------------------
        4/14/94          $100              $100               $100
       12/31/94           $63               $99               $104
         7/2/95           $84              $124               $130
        6/30/96           $44              $158               $167
        6/29/97           $63              $186               $203


        * $100 INVESTED ON 4/14/94 IN STOCK OR INDEX - INCLUDING
          REINVESTMENT OF DIVIDENDS.

                         CAMBRIDGE SOUNDWORKS, INC.

               Proxy for the Annual Meeting of Stockholders
                       To Be Held on November 4, 1997

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


The undersigned, revoking all prior proxies, hereby appoint(s) Thomas J.
De Vesto and Wayne P. Garrett, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of stock of Cambridge SoundWorks, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive offices located at 311 Needham Street, Newton, Massachusetts 02164, on Tuesday, November 4, 1997 at 10:00 a.m., or any adjourned sessions thereof.

In their discretion, the proxies authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned revokes this proxy in writing before it is exercised.

--------------------------------------------------------------------------------
         PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN
                           THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Please sign exactly as name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGE?                 DO YOU HAVE ANY COMMENTS?

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

/ X /  PLEASE MARK VOTES AS IN THIS EXAMPLE

       --------------------------------
          CAMBRIDGE SOUNDWORKS, INC.
       --------------------------------

Mark box at right if an address change or comment has been noted on
the reverse side of this card.                                           /   /


RECORD DATE SHARES:





                                                                 -------------
       Please be sure to sign and date this Proxy.               Date
------------------------------------------------------------------------------




-------Stockholder sign here----------------------Co-owner sign here----------


DETACH CARD


1. To elect the following persons to serve as directors
   for a term of one year:
                                                   For all    With-    For all
                                                   Nominees   hold     Except
Thomas E. Brew, Jr.          Craig L. McHugh
Franklin S. Browning, Jr.    Joseph M. Piccirilli    /  /     /  /      /  /
Thomas J. De Vesto           Peter Seamans
Leo Kahn

-------------------------------------------------------------------------------
Instructions: To vote against an individual nominee, mark the "For All Except" box and write the name of such nominee in the space provided above.


                                                   For        Against  Abstain

2. To ratify the selection of Arthur Andersen
   L.L.P. as the Company's independent               /  /     /  /      /  /
   accountants


3. To transact such other business as may properly
   come before the meeting or any adjournment or     /  /     /  /      /  /
   adjournments of the meeting.